Exhibit 5


                       Kramer Levin Naftalis & Frankel LLP

                                919 THIRD AVENUE

                           NEW YORK, N.Y. 10022 - 3852


    FACSIMILE                                                 47, Avenue Hoche
  (212) 715-8000                                                75008 Paris
                                                                   France
      -----

  DIRECT NUMBER
  (212) 715-9100



                                                March 31, 2004


Kroll Inc.
900 Third Avenue
New York, New York  10022

               Re:    Registration Statement on Form S-3
                      ----------------------------------

Ladies and Gentlemen:

        We have acted as counsel to Kroll Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of $175,000,000 in aggregate principal amount of the Registrant's 1.75% Convertible Subordinated Notes due January 15, 2004 (the "Notes") and an aggregate of 4,991,087 shares (the "Shares") of Common Stock, par value $.01 per share, of the Registrant initially issuable upon conversion of the Notes.

        In rendering this opinion, we have examined copies of the following documents:

        (A) the Registration Statement,

        (B) the Amended and Restated Certificate of Incorporation of the Registrant,

        (C) the By-laws of the Registrant,

        (D) resolutions of the Board of Directors of the Registrant, and

        (E) the Indenture dated as of January 2, 2004 between the Registrant and The Bank of New York, as Trustee, pursuant to which the Notes were issued (the "Indenture").

        We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have assumed that the Notes have been duly authenticated by the Trustee for the Notes as provided for in the Indenture for the Notes.

        Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

        1. the Notes have been legally issued and constitute the fully paid, binding obligations of the Registrant, subject to applicable bankruptcy, insolvency and other similar laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity; and

        2. the Shares covered by the Registration Statement, when issued upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, will be legally issued, fully paid and non-assessable.

        We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

Kramer Levin Naftalis & Frankel LLP

Kroll Inc.
March 31, 2004
Page 2



        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

        Thomas E. Constance, a director of the Registrant, is a member of this firm.

                                        Very truly yours,

                                        /s/  Kramer Levin Naftalis & Frankel LLP